Exhibit 99.1

Helix Acquisition Corp. II Announces Pricing of Upsized $160 Million Initial Public Offering

Boston, Massachusetts—February 9, 2024—Helix Acquisition Corp. II (the “Company”) announced today that it priced its upsized initial public offering of 16,000,000 Class A ordinary shares at $10.00 per share. The shares will be listed on The Nasdaq Global Market and trade under the ticker symbol “HLXB” beginning today. The Company expects the offering to be consummated on February 13, 2024.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on opportunities in healthcare or healthcare-related industries. The Company, sponsored by Helix Holdings II LLC, an affiliate of Cormorant Asset Management, is led by Bihua Chen as Chief Executive Officer and Chairperson, and Caleb Tripp as Chief Financial Officer.

Leerink Partners is serving as the sole bookrunning manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,400,000 Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Leerink Partners LLC, Attn: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com.

A registration statement relating to these securities became effective on February 8, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Helix Acquisition Corp. II

Caleb Tripp

(857) 702-0370